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                                                                     EXHIBIT 8.1

                        SUBSIDIARIES OF NETEASE.COM, INC.

                                                     Jurisdiction of
Subsidiary                                             Organization    Ownership
----------                                           ---------------   ---------

NetEase Information Technology (Beijing) Co., Ltd.         China          100%

NetEase Information Technology (Shanghai) Co., Ltd.        China          100%

NetEase (U.S.) Inc.                                        U.S.           100%

NetEase Interactive Entertainment Ltd.               British Virgin       100%
                                                         Islands